Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Phunware, Inc. on Form S-1 Amendment #3 (File No. 333-229524) of our report dated March 19, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Phunware, Inc. as of December 31, 2018 and 2017 and for the two years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus and Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

April 8, 2019